Harney Westwood & Riegels LLP

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London EC4A 3BF United Kingdom

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31 October 2014

BY EMAIL AND POST

rachel.graham@harneys.com

+44 (0) 20 7842 6084

037708.0004.RAG

Deswell Industries, Inc.

17B, Edificio Comercial Rodrigues

599 Avenida da Praia Grande

Macao SAR s

Dear Sirs

Deswell Industries Inc., Company No. 101936 (the Company)

Registration Statement on Form S-8

We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the Company’s preparation of a registration statement (the Registration Statement) on Form S-8 under the United States Securities Act of 1933, as amended (the Securities Act), registering a further 900,000 shares of the Company (the Shares) issuable upon exercise of options granted and to be granted under the Company’s 2003 Stock Option Plan, as amended on 1 August 2005, 17 August 2007, 13 August 2010 and as further amended on 13 August 2013 (the Plan).

1	For the purpose of this opinion, we have examined the following documents and records:
(a)	a copy of the executed Plan as approved and adopted with effect from 13 August 2013;
(b)	a copy of the Amended and Restated Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 30 October 2014;
(c)	a copy of the unanimous written resolutions of the directors of the Company dated as of 7 August 2013 approving inter alia, the Company’s the amendment and adoption of the Plan, the increase in the number of shares that can be optioned and sold under the Plan and the reservation of the Shares for issuance under the Plan (the Board Resolutions);
(d)	information revealed by our searches of:
(i)	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 24 October 2014 of the statutory documents and records maintained by the Company at its registered office;
(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 30 October 2014; and
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(iii)	the records of proceedings on file with, and available for inspection on 30 October 2014 at the High Court of Justice, British Virgin Islands,

(the Searches).

The above are the only documents or records we have examined and the only enquiries we have carried out. In particular we have made no enquiries as to matters of fact other than the Searches.

2	For the purposes of this opinion we have assumed without further enquiry:
(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals, and the genuineness of all signatures and seals;
(b)	the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen, and the accuracy of any and all representations of fact expressed in or implied thereby;
(c)	that there are no other resolutions, agreements, documents or arrangements which affect the Plan and the transactions contemplated thereby;
(d)	that the information indicated by the Searches is complete and remains true and correct;
(e)	that no director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Documents except as expressly disclosed in the Board Resolutions, and that the directors are properly exercising their powers in good faith; and
(f)	that the Board Resolutions remain in full force and effect.
3	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:
(a)	Existence and Good Standing. The Company is a company duly registered with limited liability for an unlimited duration under the BVI Business Companies Act, 2004, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.
(b)	Due Issuance. The Shares, when issued pursuant to the exercise of options under the Plan and the payment of the purchase price therefor in full in cash in accordance with the terms of issuance of such Shares, will be duly and validly issued, fully paid and non-assessable shares issued by the Company.
4	This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.
5	The opinions set out above are subject to the following qualifications:
(a)	records reviewed by us may not be complete for various reasons. In particular you should note that:
(i)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;
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(ii)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;
(iii)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and
(iv)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed,
(b)	and accordingly our Searches would not indicate such issues.
6	This opinion is rendered for the benefit of the addressee and the benefit of its legal counsel (in that capacity only) in connection with the transactions contemplated by the first paragraph only. It may not be disclosed to or relied on by any other party or for any other purpose but we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.
Yours faithfully

Harney Westwood & Riegels LLP

/s/ Harney Westwood & Riegels LLP

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